Exhibit 99.2

April  27, 2015

Franklin Financial Declares Second Quarter Dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.19 per share regular cash dividend for the second quarter of 2015. This compares to a $.17 per share regular cash dividend for the first quarter of 2014, representing an 11.8% increase. Total cash dividends paid during the first two quarters of 2015 will be $0.36 per share compared to $0.34 per share in 2014, an increase of 5.9%.

The regular quarterly cash dividend will be paid on May 27, 2015 to shareholders of record at the close of business on May 8, 2015.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.